Exhibit 10.1
AMENDMENT NO. 1 TO

SONDER HOLDINGS INC. 2023 INDUCEMENT EQUITY INCENTIVE PLAN

The Sonder Holdings Inc. 2023 Inducement Equity Incentive Plan (the “Plan”) is hereby amended as follows (all capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Plan):

1. Section 3.1 of the Plan be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

3.1 Allocation of Shares to Plan. The maximum aggregate number of Shares that may be issued under the Plan is 10,000,000 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Section 3.2. The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company.

2. Except as set forth herein, the Plan shall remain in full force and effect.

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Approved by the Board of Directors on August 22, 2023.